Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson
Chief Financial Officer		Investor Relations
(636) 733-1305		(636) 733-1314

FOR IMMEDIATE DISTRIBUTION

RELIV INTERNATIONAL REPORTS FOURTH-QUARTER RESULTS

Reliv reports increase in operating income for the quarter

CHESTERFIELD, Mo., Feb. 25, 2009 – Reliv International, Inc. (NASDAQ:RELV), a nutrition and direct selling company, today reported its fourth-quarter and full-year 2008 earnings.

Fourth-quarter results

Net sales for the quarter were $22.1 million compared to net sales of $24.6 million in the fourth quarter of 2007.  Net income for the fourth quarter of 2008 was $250,000 or $0.02 per diluted share, compared to net income of $697,000 or $0.04 per diluted share in the 2007 fourth quarter.

During the fourth-quarter of 2008, U.S. net sales totaled $19.4 million, down 8.0 percent from the 2007 fourth quarter.  International sales, or sales outside of the United States, dropped to $2.7 million in the quarter compared to $3.5 million in the prior year quarter.  Foreign currency exchange fluctuations accounted for approximately half of the reported sales decline.

Income from operations in the fourth quarter of 2008 rose to $1.3 million compared to $1.1 million the 2007 fourth quarter.

Net income and fully diluted earnings per share for the fourth quarter, excluding non-cash investment losses on a private equity fund and other investments, was $850,000, or $0.06 per share.  During the quarter, Reliv incurred investment losses totaling $336,000, for which the company does not expect to receive an income tax benefit as it does not anticipate having sufficient future capital gains to offset these current year capital losses.  Excluding these charges, Reliv’s net income showed an improvement over the fourth quarter of 2007.

Full-year results

Net sales for the full year of 2008 equaled $98.2 million, down 11.6 percent from 2007 net sales.  Sales outside of the U.S. rose 0.8 percent to $12.8 million.  U.S. sales for 2008, however, declined 13.2 percent to $85.4 million.

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Reliv International, Inc. and Subsidiaries
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Net income for 2008 was $2.9 million or $0.19 per diluted share, down from $5.0 million or $0.31 per diluted share in 2007.  The 2008 results reflect one-time charges of $0.05 per diluted share from the investment losses and related tax consequences which occurred primarily in the fourth quarter. Excluding the one-time charges, diluted EPS would have been $0.24.

Net cash generated from operating activities was $4.4 million for 2008, down from $4.8 million for 2007, and we had cash and cash-equivalents of $4.5 million as of Dec. 31, 2008.

As of Dec. 31, 2008, Reliv had approximately 67,340 distributors, down 3.8 percent from Dec. 31, 2007.

Robert L. Montgomery, president, chairman and chief executive officer of Reliv, said, “We are pleased by the increase in operating income in the fourth quarter, which we achieved by reducing and controlling costs throughout the company.”

“During the quarter we also had a successful introduction of GlucAffect, a new product that supports blood-sugar management and weight loss,” Montgomery said.  “Customers are reporting solid results from the product, and distributors are excited about it as well,” he said.

“U.S. sign-ups in January 2009 were the best in nearly two years, and global sponsoring was also very strong,” Montgomery said.  “A successful U.S. National Conference in Fort Worth, Texas, earlier this month generated great excitement among our distributor force.  The combination of sponsorship and excitement makes me optimistic as I look forward in 2009,” he said.

“Our major focus in 2009 will be increasing sponsorship levels which should lead to top-line growth.  Our business opportunity is a great match for many people who are looking for additional income during this recession.  And Reliv makes nutrition simple by providing optimal nutrition with two shakes a day,” Montgomery added.

Reliv will host a conference call to discuss fourth-quarter and year-end earnings with investors at 1:00 p.m. Eastern Time on February 25th.  The dial-in number for investors is 888-680-0860. The participant passcode is 66331036.  To register, please call in 15 minutes prior to start of the call.  A replay of this call will be available beginning today at 3 p.m. Eastern for one week by telephone calling 888-286-8010 and using the passcode 84174618.  A live web cast of this call will be available through the Investor Relations section of Reliv’s Web site: http://www.reliv.com/US/EN/Conference%20Calls%20Presentations.html.

An online archive of the broadcast will be available on Reliv’s Web site in the Investor Relations section 24 hours after the call concludes.

About Reliv

Reliv International, Inc., based in Chesterfield, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements.  Reliv supplements address essential daily nutrition, weight loss and targeted solutions such as energy and performance enhancement, digestive health, women’s health and anti-aging.  Reliv sells its products through an international network marketing system of 67,340 independent distributors.  Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

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Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Assets
Current assets:
Cash and cash equivalents	$4,460,637	$11,694,699
Short-term investments	—	398,592
Accounts and notes receivable, less allowances of
$10,200 in 2008 and $8,300 in 2007	494,689	811,634
Accounts due from employees and distributors	241,532	204,705
Inventories	6,221,954	6,179,238
Other current assets	2,176,802	1,798,932
Total current assets	13,595,614	21,087,800

Other assets	1,220,546	2,999,903
Accounts due from employees and distributors	164,462	319,883

Net property, plant and equipment	8,912,157	9,199,185

Total assets	$23,892,779	$33,606,771

Liabilities and stockholders’ equity

Total current liabilities	$7,350,199	$8,574,257
Other non-current liabilities	434,990	1,227,313

Total stockholders’ equity	16,107,590	23,805,201

Total liabilities and stockholders’ equity	$23,892,779	$33,606,771

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Reliv International, Inc. and Subsidiaries
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Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Product sales	$19,629,188	$22,014,462	$87,348,915	$99,465,246
Handling & freight income	2,473,727	2,633,702	10,845,903	11,592,258
Net sales	22,102,915	24,648,164	98,194,818	111,057,504

Costs and expenses:
Cost of products sold	4,026,823	4,319,638	17,437,133	19,100,527
Distributor royalties and commissions	8,342,155	9,840,619	38,207,889	44,298,744
Selling, general and administrative	8,408,865	9,393,401	36,881,041	40,363,322
Total costs and expenses	20,777,843	23,553,658	92,526,063	103,762,593

Income from operations	1,325,072	1,094,506	5,668,755	7,294,911

Other income (expense):
Interest income	28,164	135,542	328,057	634,446
Interest expense	(5,922)	(641)	(37,327)	(1,373)
Gain (loss) on limited partnership investment	(335,520)	(14,308)	(595,887)	52,162
Other income (expense)	(875)	59,899	30,353	261,969
Income before income taxes	1,010,919	1,274,998	5,393,951	8,242,115
Provision for income taxes	761,000	578,000	2,513,000	3,201,000

Net income	$249,919	$696,998	$2,880,951	$5,041,115

Earnings per common share - Basic	$0.02	$0.04	$0.19	$0.31
Weighted average shares	14,367,000	15,882,000	15,213,000	16,094,000

Earnings per common share - Diluted	$0.02	$0.04	$0.19	$0.31
Weighted average shares	14,369,000	15,977,000	15,223,000	16,303,000

Cash dividends declared per common share	$0.05	$0.05	$0.10	$0.10

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Reliv International, Inc. and Subsidiaries
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Net sales by Market
(in thousands)
	Three months ended December 31,				Change From Prior Year
	2008		2007
	Amount	% of sales	Amount	% of sales	Amount	%

United States	19,448	88.0%	21,132	85.7%	(1,684)	-8.0%
Australia/New Zealand	585	2.6%	854	3.5%	(269)	-31.5%
Canada	359	1.6%	437	1.8%	(78)	-17.8%
Mexico	274	1.3%	372	1.5%	(98)	-26.3%
United Kingdom/Ireland	232	1.0%	281	1.1%	(49)	-17.4%
Philippines	618	2.8%	834	3.4%	(216)	-25.9%
Malaysia/Singapore	518	2.4%	592	2.4%	(74)	-12.5%
Germany	69	0.3%	146	0.6%	(77)	-52.7%

Consolidated total	22,103	100.0%	24,648	100.0%	(2,545)	-10.3%

Net sales by Market
(in thousands)
	Year ended December 31,				Change From Prior Year
	2008		2007
	Amount	% of sales	Amount	% of sales	Amount	%

United States	85,382	87.0%	98,348	88.5%	(12,966)	-13.2%
Australia/New Zealand	2,681	2.7%	2,944	2.7%	(263)	-8.9%
Canada	1,660	1.7%	1,634	1.5%	26	1.6%
Mexico	1,543	1.6%	1,526	1.4%	17	1.1%
United Kingdom/Ireland	1,023	1.0%	1,062	1.0%	(39)	-3.7%
Philippines	2,709	2.8%	2,942	2.6%	(233)	-7.9%
Malaysia/Singapore	2,692	2.7%	1,765	1.5%	927	52.5%
Germany	505	0.5%	837	0.8%	(332)	-39.7%

Consolidated total	98,195	100.0%	111,058	100.0%	(12,863)	-11.6%

The following table sets forth, as of December 31, 2008 and 2007, the number of our active distributors and Master Affiliates and above.
The total number of active distributors includes Master Affiliates and above.  We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization.
Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 12/31/2008		As of 12/31/2007		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	53,450	10,910	56,920	13,890	-6.1%	-21.5%
Australia/New Zealand	2,390	240	2,450	280	-2.4%	-14.3%
Canada	1,260	170	1,140	180	10.5%	-5.6%
Mexico	1,480	240	1,430	220	3.5%	9.1%
United Kingdom/Ireland	760	120	780	120	-2.6%	0.0%
Philippines	4,470	450	4,530	400	-1.3%	12.5%
Malaysia/Singapore	3,190	590	2,170	350	47.0%	68.6%
Germany	340	80	550	150	-38.2%	-46.7%

Consolidated total	67,340	12,800	69,970	15,590	-3.8%	-17.9%

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